                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          GENERAL BINDING CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          GENERAL BINDING CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

[Copywhite]

WILLIAM N. LANE, III
Chairman

                                                                   April 7, 1995

To GBC stockholders:

     You are cordially invited to attend the GBC annual meeting of stockholders, which will be held on Tuesday, May 9, 1995 at 3:30 p.m. at the Holiday Inn North Shore, 5300 W. Touhy Av., Skokie, Illinois.

     At the meeting we shall report to you on the current business and developments at GBC. The Board of Directors and many of our executives will also be present to discuss the affairs of the Company with you. After the meeting, Company products will be demonstrated and refreshments will be served.

     Please sign and return the enclosed proxy card to assure that your shares will be represented. If you plan to attend the meeting, please so indicate in the appropriate space provided on the card. The proxy will not be used if you do attend and wish to vote in person.

                                           Sincerely yours,

                                           WILLIAM N. LANE, III
                                           Chairman

                          GENERAL BINDING CORPORATION

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 9, 1995

                                                            Northbrook, Illinois
                                                                   April 7, 1995

     The annual meeting of the stockholders of General Binding Corporation (the "Company") will be held on Tuesday, the 9th day of May, 1995 at 3:30 p.m. local time, at the Holiday Inn North Shore, 5300 W. Touhy Avenue, Skokie, Illinois for the following purposes:

     1. To elect a board of ten directors for the ensuing year.

     2. To act upon a proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for the fiscal year 1995.

     3. To transact such other business as may properly come before the meeting.

     The transfer books will not be closed. Only stockholders of record, at the close of business on March 15, 1995, are entitled to notice of and to vote at this meeting or any adjournment thereof.

     In order that your shares may be represented at the meeting, in the event you are not personally present, please sign the proxy and return it in the enclosed envelope.

                                           By order of the Board of Directors

                                             STEVEN RUBIN

                                             Vice President, Secretary &
                                             General Counsel

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                          GENERAL BINDING CORPORATION
                                 ONE GBC PLAZA
                           NORTHBROOK, ILLINOIS 60062

                               ------------------

                                PROXY STATEMENT

           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 1995

                               ------------------

     The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time before it is exercised, but if not revoked, the shares represented by the proxy will be voted. If the proxy card is marked to indicate a choice, the shares will be voted as directed. If no indication is made, the proxy will be voted FOR the election of directors and FOR the ratification of the selection of Arthur Andersen & Co. as independent auditors. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted or by attending the meeting and voting your shares in person. The expense incurred in the solicitation of the proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be required to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. This Proxy Statement and the enclosed Proxy are being sent to the stockholders of the Company on or about April 7, 1995.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The voting securities entitled to vote at the meeting are 13,350,450 shares of Common Stock entitled to one vote per share and 2,398,275 shares of Class B Common Stock entitled to fifteen votes per share. The record date for determination of stockholders entitled to vote at the meeting is March 15, 1995. By virtue of Lane Industries, Inc. direct ownership of the Common Stock and Class B Common Stock as described below, it controls 87.7% of the eligible votes at the meeting.

     Lane Industries, Inc. intends to vote its shares for the election as directors of the nominees named herein and to ratify the selection of independent public accountants.

     The following beneficial owners of the Company's equity securities are the only persons known to management of the Company who beneficially owned more than five per cent of any class of the Company's voting securities as of March 1, 1995:

                                                                 AMOUNT
                                                                   AND
                                                                NATURE OF           PERCENT
                                                                BENEFICIAL           OF
   CLASS OF STOCK            NAME AND ADDRESS                   OWNERSHIP           CLASS
- --------------------  ------------------------------            ---------           ----
Class B Common                                                  2,398,275(1)(3)      100
  Stock.............  Lane Industries, Inc.
                        One Lane Center
                        Northbrook, IL 60062
Common Stock........  Lane Industries, Inc.                     9,669,757(2)(3)     61.4(4)
                        One Lane Center
                        Northbrook, IL 60062
Common Stock........  Ariel Capital Management, Inc.            2,474,300(5)        15.7(4)
                        307 N. Michigan Ave.
                        Chicago, IL 60601

- ---------------
(1) Class B Common Stock is convertible into Common Stock at the rate of one share of Common Stock for each Class B share upon presentation of a Class B share to the transfer agent.

(2) Includes the 2,398,275 Class B shares described in Note (1).

(3) Lane Industries, Inc. has the sole power to vote and to dispose of these shares. The voting stock of Lane Industries, Inc. is owned by various trusts under which certain members of the family of William N. Lane, deceased, are beneficiaries. William N. Lane, III, Chairman and a Director of the Company and other members of the Lane family are considered to have control of Lane Industries, Inc. by virtue of their control of the voting stock of Lane Industries, Inc. through a Voting Trust Agreement under which they act as Voting Trustees.

(4) As a percent of the outstanding shares after giving effect to the possible conversion of Class B Common Stock described in Note (1).

(5) As of December 31, 1994 based upon information provided in a Schedule 13-G filed with the Securities and Exchange Commission and dated February 8, 1995. Ariel Capital has sole dispositive power over all of these shares, has sole voting power over 1,717,355 of these shares, and shared voting power over 148,225 of these shares.

                             ELECTION OF DIRECTORS

     It is intended that the proxy will be voted for the election of the ten nominees for director named below except in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. All of the nominees are current directors and were elected by the stockholders except for Mr. Govi C. Reddy who was elected to the Board on June 29, 1994 by the other directors. There are no family relationships among any of the nominees.

     No circumstances are now known which would render any nominee named herein unavailable. The nominees of Management for election to the Board of Directors, each to hold office until the next annual meeting, or until his successor is elected, are as follows:

                                                                         COMMON STOCK
                                                                         BENEFICIALLY
                                    FIRST YEAR                              OWNED        PERCENT
                                     ELECTED        PRESENT POSITION       MARCH 1,         OF
          NAME AND AGE               DIRECTOR         WITH COMPANY           1995        CLASS(A)
- ---------------------------------   ----------     -------------------   ------------    --------
Harry J. Bruce, 63...............      1988        Director(b)                7,250           0
James M. Denny, 62...............      1983        Director(c)                1,012           0
Theodore Dimitriou, 68...........      1991        Director(d)                2,000           0
Rudolph Grua, 66.................      1984        Vice Chairman and         81,714(f)       .5
                                                     Director(e)
Thomas V. Kalebic, 51............      1977        Director(g)               55,880(h)       .4
William N. Lane, III, 51.........      1977        Chairman and             232,414(j)      1.5
                                                     Director(i)
Arthur C. Nielsen, Jr., 76.......      1966        Director(k)               25,500          .2
Govi C. Reddy, 50................      1994        President and Chief       15,180(m)       .1
                                                     Executive
                                                     Officer, and
                                                     Director(l)
Warren R. Rothwell, 78...........      1961        Director(n)               67,819(o)       .4
Robert J. Stucker, 50............      1987        Director(p)                4,500           0
All Officers and Directors as a
  group..........................                                           985,875(q)      6.2

- ---------------

(a) As a percent of outstanding shares after giving effect to the possible issuance of shares pursuant to the Company's stock option plans described below and the possible conversion of the Class B Common Stock (see note (1) to Voting Securities and Principal Stockholders). Percentages less than .1% are shown as 0%.

(b) Mr. Bruce is a private investor and was the President and Chief Executive Officer of the Illinois Central Railroad from 1983 to March, 1989. He also currently serves as a director of Duff and Phelps Selected Utilities, Inc. and is a Professor of Management at Florida Atlantic University.

(c) Mr. Denny is the Vice Chairman of Sears, Roebuck and Company, having been named to the position in February, 1992. He first joined Sears as its Vice President, Finance in September, 1986. Mr. Denny also currently serves as a director of the Allstate Corporation and GATX Corporation.

(d) Mr. Dimitriou is currently the Chairman, and has been for more than the past prior five years, the Chairman and a director of Wallace Computer Services, Inc., a leader in the business forms and computer service and supply industry. Mr. Dimitriou also currently serves as a director of the Walgreen Co.

(e) Mr. Grua became the Company's Vice Chairman on January 1, 1995. Prior to that time he had been the Company's President and Chief Executive Officer since May 1, 1984. He is also a director of the Varlen Corporation.

(f) Includes 11,250 shares exercisable under stock options by May 1, 1995. Also includes 14,143 shares owned by Mr. Grua's wife, beneficial ownership of which is disclaimed.

(g) Mr. Kalebic is currently Executive Vice President, Chief Operating Officer and a Director of Lane Industries, Inc., a company with hotel, radio broadcasting, farming and ranching operations in addition to other investments. He has been an officer of Lane Industries, Inc. since 1975 (see (j) below). Mr. Kalebic is also a Voting Trustee under the Agreement referenced in note (3) to Voting Securities and Principal Stockholders.

(h) Mr. Kalebic has outstanding options to acquire from Lane Industries, Inc. up to 61,625 shares of the Company's Common Stock at prices ranging from $8.69 to $19.75. Of those outstanding options 19,625 were exercisable on March 1, 1995 but are not included in the figure included in the table.

(i) Mr. Lane is the Chairman, President and a Director of Lane Industries, Inc., and has served in such capacity since September, 1978. He was elected Chairman of General Binding Corporation in May, 1983. He also currently serves as a director of Wallace Computer Services, Inc.

(j) Does not include 9,669,757 shares owned by Lane Industries, Inc., an associate of Mr. Lane, III (see notes (2) and (3) to Voting Securities and Principal Stockholders). Also includes 19,813 shares exercisable under stock options by May 1, 1995.

(k) Mr. Nielsen is Chairman Emeritus of the A. C. Nielsen Co. and now acts as a consultant to that Company.

(l) Mr. Reddy became a director in June, 1994 and was named the Company's President and Chief Executive Officer effective January 1, 1995. He has been employed by the Company since July, 1978 in various management positions, the most recent of which was Senior Vice-President of Subsidiary Operations and President of the Company's laminating film division.

(m)  Includes 3,963 shares exercisable under stock options by May 1, 1995.

(n) Mr. Rothwell is a private investor. He was the Company's President on an interim basis from November, 1983 to May, 1984. He had previously been the Company's Chairman since November, 1978 until his retirement from that position in May, 1983.

(o) 1,213 of these shares are owned by Mr. Rothwell's wife and 25,606 of these shares are held in a charitable remainder trust over which Mr. Rothwell may indirectly have voting and dispositive powers. Mr. Rothwell disclaims beneficial ownership over 26,819 of these shares.

(p) Mr. Stucker is a partner with the law firm of Vedder, Price, Kaufman & Kammholz. He is also a director of Lane Industries, Inc. (see (j) above). Vedder, Price, Kaufman & Kammholz has performed legal services for the Company and Lane Industries, Inc. for many years and it is anticipated that they will continue to do so in the future.

(q) Includes 352,983 shares owned by the Company's Employee's Profit Sharing Plan. Messrs. Rothwell, Grua, Kalebic, Lane and Reddy share the power to direct the disposition of these shares as members of the Company's Executive Committee of the Board. The members of the Executive Committee disclaim beneficial ownership of these shares. Also includes 64,387 shares exercisable under stock options or exercisable by May 1, 1995 under the Company's stock option plans.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of such forms and, if appropriate, representations made to the Company by any such reporting person concerning whether a Form 5 was required to be filed for the 1994 fiscal year, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1994 through December 31, 1994.

                         STOCK OWNERSHIP OF MANAGEMENT

     Following is information with respect to the ownership of the Company's Common Stock by those non-director executive officers named in the Senior Executive Compensation Table found on page 9 hereinafter.

                                                                                 COMMON STOCK
                                                                                 BENEFICIALLY
                                                                                    OWNED
                                                   PRESENT POSITION                MARCH 1,
                    NAME                             WITH COMPANY                    1995
     ----------------------------------  ------------------------------------    ------------
     Elliott L. Smith..................  Senior Vice President,                     16,450(a)
                                         North American Operations
     Steven R. Baumhardt...............  Senior Vice President,                      3,650(a)
                                         International Operations

- ---------------
(a) Includes the following number of shares that could be obtained by exercising options under the Company's stock option plans by May 1, 1995 -- 6,501 for Mr. Smith and 1,250 for Mr. Baumhardt.

                     BOARD OF DIRECTORS AND COMMITTEE DATA

     The Board of Directors has appointed a standing Audit Committee. No nominating committee has been appointed.

     The current members of the Audit Committee are Messrs. Nielsen (Chairman), Denny, Dimitriou, Kalebic and Lane, III. The Committee (a) recommends to the entire Board the firm to be retained each year as independent public accountants, (b) reviews the scope of the audit to be performed by the public accountants, (c) reviews the reports of the public accountants and (d) periodically meets with the Company's internal auditors and financial management to review the internal audit and control methods and procedures of the Company, reporting thereon to the entire Board. The Audit Committee met four times in 1994.

     The Board has also appointed a standing Executive Committee, which consists of Messrs. Rothwell (Chairman), Lane, Grua, Reddy, and Kalebic. This Committee is responsible for the review of the Company's operations and finances. Included within these responsibilities is the control and implementation of compensation policies and programs for the Company's senior executives. The Executive Committee met 20 times in 1994.

     There were six meetings of the Board of Directors during 1994. Each member of the Board attended at least 75% of all board and committee meetings of which the director was a member during the year, except for Mr. Lane who attended four of the six board meetings.

                            DIRECTOR'S COMPENSATION

     Directors who are not employees of the Company receive an annual director's fee of $7,500 and are paid $1,000 for each Board meeting attended and $500 for each Audit Committee meeting attended. Employee directors receive $1,000 per meeting for attending regularly scheduled Board meetings. In addition, Thomas V. Kalebic receives an annual fee of $5,000 to compensate him for Board Committee participation and for the additional service he provides the Company as a member of its Executive Committee. In addition to the annual and board meeting fees, Warren R. Rothwell receives payments from the Company pursuant to a consulting agreement entered into with the Company in May, 1983. Under the terms of the Agreement, Mr. Rothwell acts as Chairman of the Board's Executive Committee and performs other business consulting for the Company. In 1994, $55,000 was paid to Mr. Rothwell pursuant to this Agreement.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

     During 1994 and currently, Mr. Kalebic, a member of the Company's Executive Committee, served as an officer and director of Lane Industries, Inc. of which William N. Lane, III, the Company's Chairman is also the Chairman and Chief Executive Officer (see notes (g) and (j) to Election of Directors and Transactions with Management).

     During 1994 and currently, Mr. Lane has acted as a member of the Compensation Committee of the Board of Directors of Wallace Computer Services, Inc. of which Mr. Theodore Dimitriou, a Director of the Company, is Chairman of the Board.

     During 1994, executive officer compensation matters were principally decided by the Company's Executive Committee of the Board of Directors with the Board in whole having oversight authority. The Executive Committee and the Board also considered recommendations made by the Stock Option Plan Administrative Committee, with respect to stock option matters. As members of the Company's Board and its Executive Committee, Messrs. Lane, Reddy and Grua participated in deliberations concerning their own compensation and the compensation of the other executive officers of the Company.

                     EXECUTIVE OFFICERS OF THE COMPANY (1)

            NAME AND AGE                                    TITLE
- ------------------------------------  --------------------------------------------------
William N. Lane, III, 51............  Chairman
Govi C. Reddy, 50...................  President and Chief Executive Officer
Rudolph Grua, 66....................  Vice Chairman
Steven R. Baumhardt, 46.............  Senior Vice President, International Operations
Walter M. Hebb, 55..................  Senior Vice President, Corporate Development
Elliott L. Smith, 60................  Senior Vice President, North American Operations
Eugene J. Angel, 54.................  Vice President; President, U.S. Ring Binder Corp.
Govind K. Arora, 46.................  Vice President, Manufacturing
Thomas F. Gueth, 45.................  Vice President, Research & Development
William J. Heffernan, 38............  Vice President, Business Technology
Joseph J. LaPorte, 63...............  Vice President, Corporate Relations
John G. Lindroth, 57................  Vice President, North American Sales
Edward J. McNulty, 55...............  Vice President and Chief Financial Officer
Steven Rubin, 47....................  Vice President, Secretary and General Counsel
Charles K. Shattuck, 46.............  Vice President, Office Products Group

- ---------------
(1) All of the above-named officers have been actively engaged in the business of the Company for the past five years, in the capacity indicated above or in a substantially similar capacity, except: Govi C. Reddy, who before being named President and Chief Executive Officer on January 1, 1995 had been employed by the Company in various management positions since July, 1978 the most recent of which was Senior Vice President, Subsidiary Operations and President of the Company's Film Products division; Steven R. Baumhardt, who before joining the Company in August, 1993, held various general management positions with the Eastman Kodak Company for more than the past five years, his most recent position being the General Manager of Central American and Caribbean Operations for the entire universe of Kodak brand products; Elliott L. Smith, who before being named to this position on January 1, 1995 had been the Company's Executive Vice President for more than the past five years; Eugene J. Angel, who before joining the Company in July, 1991 had been the President and CEO of McBee Binder Corp., a loose leaf binder manufacturer, since 1988;

    Thomas F. Gueth, who before joining the Company in November, 1991 had been the Director of Development Engineering for the Pitney Bowes Corporation, a manufacturer of mailing and other office equipment; William S. Heffernan, who before being named to this position on January 1, 1995, had been the Treasurer of Lane Industries, Inc. since April, 1994 and for the five years prior to that time had been the Company's Corporate Controller; and, Charles
    K. Shattuck, who before joining the Company in October, 1991, had been the Vice President-Marketing for the Office Products Division of Rubbermaid, Inc. Mr. Arora was named to this position in April, 1992 after serving in various manufacturing positions with the Company since 1978, the most recent of which was Vice President, Operations of the Company's Film Products division.

     There is no family relationship between any of the above named officers. All officers are elected for a one-year term by the Board of Directors or until reelected.

                        BOARD EXECUTIVE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     In 1994, the Executive Committee of the Board of Directors approved the compensation policies and programs of the Company as they pertained to the Company's executive officers, with the Board having oversight responsibility on these issues. This Committee will also bear this responsibility for the year 1995. The members of the Executive Committee were Messrs. Grua, Kalebic, Lane, Reddy and Rothwell, who acts as Chairman. Mr. Lane, Mr. Reddy and Mr. Grua are current officers and employees of the Company.

     The Company and the Committee have maintained the philosophy that executive officer compensation should be directly and materially linked to operating performance. Thus, executive officer compensation is heavily weighted towards bonuses paid on the basis of both corporate and personal performance and the growth in wealth that can be achieved through the exercise of options in the Company's common stock. Therefore, in years when the Company has had excellent earnings growth, its executive officers have been justly rewarded; and in less profitable years, total executive compensation has been negatively affected, such as in 1993, for which no bonuses were awarded.

     The principal components of the compensation package for executive officers of the Company are salary, bonus, and stock options. The Committee believes that the compensation packages for the CEO and other executive officers are typical of other companies of the same general size and necessary to attract, properly motivate and retain a quality management team which will best serve the interests of the stockholders.

     Based on information provided in various compensation surveys subscribed to and received by the Company, the salaries of the CEO individually and of all other executive officers are approved by the Committee. The Committee believes, based on this information, that the salaries paid in 1994 to Mr. Grua, who was the Company's CEO in 1994, and the other executive officers, as well as their current salaries, are near the median of the average base salaries for executive officers of other comparable sized companies.

     Senior executive compensation is most closely related to corporate performance through awards made under the Management Incentive Compensation Plan (the "MIC Plan") and grants of options under the Company's 1989 Non-qualified Stock Option Plan. Under the MIC Plan participants can earn a bonus award, subject to minor adjustments, of up to 80% of annual salary.

     The amount of bonus awarded under the MIC Plan is based on a combination of achieving certain annual corporate objectives as well as individual performance objectives. In 1994 and again for 1995, the corporate performance objective is based on attaining a certain earnings per share ("EPS") level. In 1994, the Company did not achieve targeted EPS. Based on the Company's 1994 EPS of $1.00 and Mr. Grua's level of achievement of personal objectives, he was awarded, as CEO, a 1994 MIC Plan bonus of $96,650. This amount was significantly below the bonus he could have been awarded had the Company met or exceeded its targeted EPS. The Chairman and the Committee determined that the CEO had met all of his personal objectives for the year.

     The Committee also strongly believes that the granting of stock options to the CEO and the other senior executives should be an integral portion of over-all executive compensation. The opportunity to provide wealth to the executive group through the growth in value of the Company's Common Stock is an integral means of aligning the interest of management with stockholders and helps focus the attention of management on the long-term success of the Company. Options are granted to the CEO and the other executive officers on a periodic basis when the Stock Option Plan Administrative Committee, the Committee and the Board of Directors in whole deems such action appropriate.

     To further enhance the aligning of management interest with that of the Stockholders, the Committee and the Board implemented an executive stock ownership program effective January 1, 1994. Under the terms of this program, the Company's senior officers, as well as certain other members of management, are encouraged to acquire and maintain a certain level of ownership of the Company's Common Stock. The level of ownership called for ranges from a number of shares in value equal to or greater than one times annual salary for those employees with a salary level of $149,999 and below to two and one-half times salary for those employees with a salary level of $300,000 or above. Depending on length of service, an employee will have from five to seven years to attain their desired ownership levels, however, the Committee will monitor annually the progress being made by the employee to reach such level. If the Committee is not satisfied with the progress of share acquisition by any employee it could elect to recommend a reduction in future stock option grants to the affected employees by the Stock Option Plan Administrative Committee.

     Sec. 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Senior Executive Compensation Table that follows to $1 million, unless certain requirements are met. The Committee has determined not to modify the MIC Plan or any of the Company's other compensation programs at this time since compensation paid to executive officers under the current company programs would be less than the $1 million limit and since final rules have not been issued by the Internal Revenue Service. In the future, the Committee will periodically review the necessity of modifying the compensation programs for executive officers so that the corporate tax deduction is maximized, however, it will retain the flexibility to not make such modifications when it deems such action to be in the best interests of the Company and its shareholders.

                                           The Executive Committee
                                             Warren R. Rothwell,
                                                Chairman
                                             Rudolph Grua
                                             Thomas V. Kalebic
                                             William N. Lane, III
                                             Govi C. Reddy

                         SENIOR EXECUTIVE COMPENSATION

     The following table shows the compensation paid and accrued by the Company during the last fiscal year to each of its five highest paid senior executives, including the Chief Executive Officer.

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                                                 TOTAL
                                              ANNUAL COMPENSATION               AWARDS                        COMPENSATION
                                      ------------------------------------   ------------                     ------------
                                                            OTHER ANNUAL       OPTIONS/        ALL OTHER       (TOTAL OF
          NAME AND                    SALARY    BONUS(1)   COMPENSATION(2)       SARS       COMPENSATION(3)     COLUMNS
     PRINCIPAL POSITION        YEAR   ($)(A)     ($)(B)        ($)(C)            (#)            ($)(D)          A-D)($)
- -----------------------------  ----   -------   --------   ---------------   ------------   ---------------   ------------
William N. Lane, III.........  1994   200,000    50,000             87          10,000           13,179(4)       263,266
  Chairman of the Board        1993   190,000         0             34          10,000           15,352(4)       215,352
                               1992   178,000    26,515            122          18,000           13,912(4)       218,549
Govi C. Reddy(5).............  1994   208,750    78,263          5,962           3,000           11,349(4)       304,324
  President and Chief          1993   183,750         0          4,145           5,000           10,375(4)       198,270
  Executive Officer            1992   169,500    52,545          4,462           4,600            9,172(4)       235,679
Rudolph Grua(6)..............  1994   386,667    96,650         65,839           8,000           37,646(4)       586,802
  Vice Chairman                1993   351,667         0          8,363           8,000           23,422(4)       383,452
                               1992   327,500    72,050          7,547          14,000           35,139(4)       442,236
Elliott L. Smith.............  1994   211,000    31,650          5,138           3,000           11,279(4)       259,067
  Senior Vice                  1993   199,667         0          4,344           2,500           10,031(4)       214,042
  President, North American    1992   189,167    23,645          4,267           4,000            9,545(4)       226,624
    Operations
Steven R. Baumhardt(7).......  1994   163,000    25,000          5,101               0            2,196(4)       195,297
  Senior Vice President,       1993    60,000    40,000         86,835           5,000                0          186,835
  International Operations     1992        --        --             --              --               --               --

- ---------------

(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2) The above named individuals receive certain non-cash personal benefits, the aggregate cost of which to the Company are below applicable reporting thresholds, except for certain benefits provided to Mr. Grua in 1994 and Mr. Baumhardt in 1993. In 1994 Mr. Grua received a personal benefit valued at $42,912 in connection with the transfer to him of ownership of a Company automobile. In 1993 the Company paid moving expenses totalling $69,651 on behalf of Mr. Baumhardt. The remaining amounts included in this column represent the amounts reimbursed to the named individuals for income taxes attributable to such personal benefits.

(3) Unless otherwise noted below, these amounts for the year 1994 represent contributions by the Company to the Company's tax qualified Profit Sharing, Savings and Retirement Plan Trust on behalf of the named individuals and to their respective accounts established pursuant to the Company's non-tax qualified Supplemental Deferred Compensation Plan.

(4) Also includes the following amounts paid by the Company for term life insurance premiums for the benefit of the named individuals in 1994 -- Mr. Lane $576, Mr. Reddy $348, Mr. Grua $1,724, Mr. Smith $1,194, and Mr. Baumhardt $390. This amount also includes Board of Director's fees paid in 1994 to the following named individuals in amounts as follows -- Mr. Lane $4,000, Mr. Reddy $2,000 and Mr. Grua $6,000. With respect to Mr. Grua this amount also includes $19,473 expensed by the Company in 1994 as an accrual to fund future liabilities to Mr. Grua or his surviving spouse under a deferred compensation agreement.

(5) Mr. Reddy earned this compensation as Senior Vice President, Subsidiary Operations and as President of the Company's Film Products division. He was named the Company's President and Chief Executive Officer on January 1, 1995. His current salary is $300,000 per annum.

(6) Mr. Grua earned this compensation as the Company's President and Chief Executive Officer. He was named the Company's Vice-Chairman on January 1, 1995. His current salary is $200,000 per annum.

(7) Mr. Baumhardt joined the Company in August, 1993 and as part of his hiring compensation package was guaranteed a $40,000 bonus under the MIC Plan for the year 1993.

                                RETIREMENT PLAN

     The Company's Guaranteed Retirement Income Plan covering all employees who participate in the Company's Profit Sharing Plan provides in pertinent part for annual retirement benefits at age 65 after 30 years of benefit service equal to 50% of the average of the five highest consecutive years of compensation out of the last ten years worked. The retirement benefit is reduced by the annual income which would be provided by the purchase or funding of an annuity with the balance in the employee's retirement account under the Profit Sharing Plan and by 50% of the primary social security benefit payable at age 65. The amount of the retirement benefit and the social security offset are proportionately reduced for benefit service of less than 30 years. No benefit is payable, except in certain circumstances, to anyone with less than seven years participation in the Profit Sharing Plan.

     The table below shows the annual retirement benefit at age 65 which would accrue for each year of participation at the respective salary rates before the profit sharing retirement account and social security reductions.


  AVERAGE ANNUAL                   ANNUAL BENEFIT FOR YEARS OF PARTICIPATION INDICATED
 COMPENSATION FOR        ----------------------------------------------------------------------
  5 HIGHEST YRS.         10 YEARS       15 YEARS        20 YEARS        25 YEARS        30 YEARS
  --------------         --------       --------        --------        --------        --------
    $100,000             $16,667        $ 25,000        $ 33,333        $41,667        $ 50,000
     200,000              33,334          50,000          66,666         83,334         100,000
     300,000              50,000          75,000         100,000              *               *
     400,000              66,667         100,000               *              *               *
     500,000              83,334               *               *              *               *

     --------------------

     * Maximum retirement benefit--Under the Internal Revenue Code of 1986 (the "Code"), the maximum annual retirement benefit payable to or on behalf of a participant under the Retirement Plan in 1994 was limited to the lesser of (a) $118,800 or (b) 100% of the participant's average compensation for his highest three years, except that the maximum benefit limit can never be lower than the participant's accrued benefit under the Retirement Plan as of December 31, 1982.

     No contribution was made by the Company in 1994 for the Retirement Plan because the Plan has been actuarially determined to be currently overfunded with respect to any Plan liability to participants.

     All of the individuals listed in the cash compensation table presently participate in the Retirement Plan except for Mr. Baumhardt. For those individuals listed in the cash compensation table, their respective years of benefit service as of December 31, 1994 and covered compensation (salary, bonus paid during the year and commissions) for the year 1994 were as follows:

                                                      YEARS
                                                      OF
                                                      BENEFIT            COVERED
                          INDIVIDUAL                  SERVICE            COMPENSATION
          ------------------------------------------  ---                --------
          William N. Lane, III......................   28                $200,000
          Govi C. Reddy.............................   16                 208,750
          Rudolph Grua..............................   10                 386,667
          Elliott L. Smith..........................    8                 211,000

                            STOCK OPTION INFORMATION

     The Company has two non-qualified stock option plans, one of which (the "1980 Plan") terminated on February 28, 1990. Although the 1980 Plan has terminated, options that have been granted thereunder may be exercised at various times until January 31, 1998. The other stock option plan (the "1989 Plan") was approved by the shareholders in 1989. Except as noted below, the two Plans are virtually identical in method of operation. Under the Plans options may be granted during a ten year period to officers, including officers who are directors, and other key employees of the Company to purchase the Common Stock of the Company at a price of not less than 85% of fair market value on the date of the grant. Options granted may be exercised in four equal parts over a period not to exceed eight years from the date of grant, except that no part of an option may be exercised until at least one year from the date of grant has elapsed. 1,050,000 shares of the Company's Common Stock have been reserved for issuance under the 1989 Plan which is administered by a Committee of three directors who are ineligible to receive options thereunder. All options terminate when an optionee ceases to be employed by the Company except in the cases of retirement, death or disability.

     The 1989 Plan provides that any option granted under the 1989 Plan may include a grant of stock appreciation rights ("SARs") simultaneously with the grant of the option or any time within six (6) months thereafter prior to the exercise, termination or expiration of such option. SARs represent the right of an optionee, without payment to the Company (except for applicable withholding taxes), to receive in cash the excess of the fair market value per share on the date on which SARs are exercised over the fair market value of the shares on the grant date. SARs may only be exercised during a period beginning on the third business day, and ending on the 12th business day, following the date on which the Company has released for publication its regular quarterly or fiscal year-end summary financial information. Exercise of SARs shall result in the extinguishment of the pro rata portion of the options to which they relate and the exercise of an option shall result in the extinguishment of the pro rata portion of their related SARs. The 1980 Plan did not provide for or include any Stock Appreciation Rights.

     The following table sets forth the details of options granted to the individuals listed in the Senior Executive Compensation Table during 1994. The second table in this section sets forth certain information with respect to options exercised by those individuals in 1994 as well as the value of their unexercised options at the end of the year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                            PERCENT OF
                             NUMBER OF        TOTAL
                             SECURITIES      OPTIONS/
                             UNDERLYING       SAR'S
                              OPTIONS/      GRANTED TO
                               SAR'S        EMPLOYEES      EXERCISE OR                       GRANT DATE
                             GRANTED(1)     IN FISCAL      BASE PRICE      EXPIRATION     PRESENT VALUE(2)
           NAME                 (#)            YEAR         ($/SHARE)         DATE              ($)
- ---------------------------  ----------     ----------     -----------     ----------     ----------------
William N. Lane, III.......    10,000          23.8           14.50          1/31/02           45,900
Govi C. Reddy..............     3,000           7.1           14.50          1/31/02           13,770
Rudolph Grua...............     8,000          19.0           14.50          1/31/02           36,720
Elliott L. Smith...........     3,000           7.1           14.50          1/31/02           13,770
Steven R. Baumhardt........         0            --              --               --               --

- ---------------
(1) All options granted to the named individuals were granted under the Company's 1989 Non-Qualified Stock Option Plan on February 1, 1994. Twenty-five percent (25%) of each option first became exercisable one (1) year after the respective grant date. Only twenty-five percent (25%) of an initial option grant may be exercised during any one (1) year period commencing with the anniversary date of an option grant. All of these options were granted with an exercise price equal to the closing price of the Company's Common Stock after trading on the grant date in the NASDAQ national market over-the-counter quotation system. No SARs were granted in connection with these option grants.
(2) Based on the Black-Scholes stock option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present
    Value: the option term is assumed to be eight years; volatility at .2880; a dividend yield of 2.8%; and, a risk free interest rate of 5.64%. The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                                       VALUE OF
                                                                     NUMBER OF        UNEXERCISED
                                                                    UNEXERCISED      IN-THE-MONEY
                                       SHARES                        OPTIONS/        OPTIONS/SARS
                                      ACQUIRED                       SAR'S AT          AT FY-END
                                         ON           VALUE           FY-END         EXERCISABLE/
                                      EXERCISE     REALIZED(1)     EXERCISABLE/      UNEXERCISABLE
                NAME                    (#)            ($)         UNEXERCISABLE          ($)
- ------------------------------------  --------     -----------     -------------     -------------
William N. Lane, III................   10,312         73,170       10,375/46,001     46,642/60,750
Govi C. Reddy.......................    4,062         23,929        4,275/12,263      3,600/21,830
Rudolph Grua........................    3,750         16,219        5,500/32,000          0/24,000
Elliott L. Smith....................    5,906         62,000        6,250/12,188     45,148/25,430
Steven R. Baumhardt.................       --             --        1,250/ 3,750      9,062/27,187

- ---------------
(1) Value realized represents the difference between the option exercise price and the fair market value of the Company's Common Stock on the date the option was exercised.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Composite Index, a peer group consisting of other companies that manufacture and sell office products, and the S&P Office Equipment and Supplies Index over the same period (assuming the investment of $100 in the Company's Stock, the NASDAQ Composite Index, a basket of the peer group companies, and the S&P Office Equipment and Supplies Index on December 31, 1989, and the reinvestment of all dividends).

                                    General                                       S&P Of fice
      Measurement Period         Binding Cor-                    NASDAQ Total     Equipment &
    (Fiscal Year Covered)          poration       Peer Group     Return Index      Supplies
12/89                                      100             100             100             100
12/90                                       62              61              82              77
12/91                                       74              77             129             120
12/92                                       77              82             149             147
12/93                                       65              81             171             167
12/94                                       82              74             165             170

     The peer group used in the preceding graph consists of the Company, The Standard Register Company, Tab Products Co., Ennis Business Forms, Inc., Hunt Manufacturing Co., A.T. Cross Company, Dixon Ticonderoga Company, Smith Corona Corporation, Gradco Systems, Inc., Day Runner, Inc., Varitronic Systems, Inc., United Stationers Inc., and Duplex Products Inc.

                          TRANSACTIONS WITH MANAGEMENT

     In 1978 the Company implemented a Recapitalization Plan which had been previously approved by the stockholders. As part of the Plan the Company entered into an agreement with Lane Industries, Inc., providing for the sharing of Federal income tax savings, if any, between the Company and Lane Industries, Inc., resulting from the filing of consolidated Federal income tax returns. In 1994 the Company made $7,169,960 in payments pursuant to this Agreement which represented the Company's portion of its tax liability under this Agreement.

     In 1985 the Company entered into an Agreement with Lane Industries, Inc. under which the Company would receive twenty per cent (20%) of tax savings, if any, realized by filing unitary state tax returns on a combined basis with Lane Industries, Inc. In 1994 the Company made $739,886 in payments pursuant to this Agreement which represented the Company's portion of its state income tax liabilities under this Agreement.

     Certain Lane Industries, Inc. personnel perform federal and state income tax planning, risk management and finance services for the Company. Since January 1, 1994 the Company has paid $685,292 to Lane Industries, Inc. for these and related support services and facilities costs. Management of the Company believes that these costs are reasonable and fair and that the expense incurred is less than the expense the Company would incur for employing its own personnel with comparable levels of skill and experience to perform these services.

     The Company makes reservations for business travel and accommodations through a travel agency which is controlled by Lane Industries, Inc. The Company pays the rates charged by the various carriers, hotels and car rental companies which in turn pay commissions to this travel agency. The Company booked approximately $1,160,000 of business travel and accommodations through such travel agency in 1994 and the first two months of 1995.

                        PROPOSAL TO RATIFY SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen & Co. as independent public accountants to make an audit of the accounts of the Company for the year 1995. If this selection is not ratified, the Board of Directors will reconsider its selection.

     The firm of Arthur Andersen & Co. has audited the books of the Company and its predecessor annually since 1948, has offices in or convenient to most of the locations in the United States and foreign countries where the Company operates, and is considered to be well qualified. The Company has been advised by Arthur Andersen & Co. that neither the firm nor any of its partners has any financial interest, either direct or indirect in the Company or any of its subsidiaries. Representatives of Arthur Andersen & Co. will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS FAVORS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which is to be presented at the annual meeting to be held in 1996 must be received at the Company's offices in Northbrook, Illinois not later than December 10, 1995 in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be presented for consideration at the meeting. Should any other matter requiring stockholders' action or approval be presented to the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such action as shall be in accordance with their best judgment in the interest of the Company.

                                         By order of the Board of Directors

                                         STEVEN RUBIN
                                         Vice President, Secretary
                                           and General Counsel

Northbrook, Illinois
April 7, 1995

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR 1994 HAS BEEN MAILED TO ALL STOCKHOLDERS. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL.

- --------------------------------------------------------------------------------

                                   THIS PROXY IS SOLICITED ON BEHALF OF
                                   THE BOARD OF DIRECTORS. The undersigned
                                   hereby appoints William N. Lane, III, Robert
                                   J. Stucker and Rudolph Grua, or any of them,
                                   with full power of substitution, to
[Copy White]       PROXY           represent and to vote as designated below,
                                   all the shares of General Binding
                                   Corporation held of record by the
                                   undersigned on March 15, 1995, at the annual meeting of stockholders to be held on May 9, 1995, or at any adjournment thereof.
ONE GBC PLAZA, NORTHBROOK ILLINOIS 60062

1. ELECTION OF DIRECTORS                / / FOR all nominees listed below       / / WITHOUT AUTHORITY
                                            (except as marked to the contrary       to vote for all nominees listed
                                            below)                                  below

         H. J. Bruce, J. M. Denny, T. Dimitriou, R. Grua, T. V. Kalebic,
         W. N. Lane, III, R. J. Stucker, A. C. Nielsen, Jr., G. C. Reddy and W. R. Rothwell

         Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:

       -------------------------------------------------------------------

       2. Ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the fiscal year 1995.

        / / FOR            / / AGAINST            / / ABSTAIN

       3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
       DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC
       DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF
       DIRECTORS AND PROPOSAL 2.
           The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock and hereby ratifies and confirms all that said proxies and substitutes, or any of them, may lawfully do by virtue hereof.

       / / I (we) shall attend the meeting.

       / / I (we) shall not attend the meeting.
                                             Dated                  , 1995

                                             -----------------------------
                                             Signature

                                             -----------------------------
                                             Signature if held jointly

                                               Please sign exactly as name
                                             appears hereon. When signing
                                             as attorney, executor,
                                             administrator, trustee or
                                             guardian please give full
                                             title. If stock is held in
                                             the name of more than one person,
                                             all named holders
                                             must sign the proxy.   (OVER)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE RETURN ENVELOPE.
- --------------------------------------------------------------------------------